PRESS RELEASE
                                                For further information contact:
                                                Edward F. Ruttenberg
                                                Phone: (412) 422-2377
                                                Fax:      (412) 422-2378
                                                Release No:  2005-04

(BW) (NY-AMERICAN-LOCKER-GROUP) (NASDAQ:ALGI) AMERICAN LOCKER GROUP INCORPORATED SETTLES ENVIRONMENTAL LAWSUIT

BUSINESS EDITOR

JAMESTOWN, NY-(BUSINESS WIRE) April 8, 2005 American Locker Group Incorporated announced that it has entered into a release and settlement agreement to terminate a previously disclosed lawsuit and all related cross claims related to a facility formerly owned by the Company in Gowanda, New York. The lawsuit was scheduled to be tried in the State of New York Supreme Court, County of Cattaraugus commencing on April 19, 2005. According to the terms of the settlement agreement, the Company will pay a total of $1,225,000 to the plaintiffs who own property adjacent to the site and to the current owner of the property, Gowanda Electronics Corporation. Of this amount, $825,000 will be paid in April 2005, $200,000 in June 2005, and $200,000 in August 2005. The Company's primary insurance carrier during the period of the ownership of the Gowanda property has agreed to reimburse the Company $122,500 in return for a release of coverage against the underlying lawsuit. This settlement does not resolve the Company's potential liability for remediation of offsite contamination which allegedly migrated from this site. As previously disclosed, the New York State Department of Environmental Conservation (NYSDEC) advised the Company on July 30, 2001 that it was a potentially responsible party with respect to contamination at the site. The Company has not admitted liability with respect to this contamination and has not agreed to the remediation plan proposed by the NYSDEC.

Safe Harbor Statement under the Private Securities Litigation Reform Act Of 1995

Except for historical information contained in this press release, the matters discussed herein which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations, and intentions are subject to change at any time at the discretion of the Company, (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, (iii) the risk that the


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Company's contracts with the USPS will not be renewed,  and (iv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

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